UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 6, 2006


                               CUBIC ENERGY, INC.
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             (Exact name of registrant as specified in its charter)


            Texas                          0-9355                  87-0352095
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(State or other jurisdiction            (Commission             (IRS Employer
       of incorporation)                File Number)         Identification No.)

        9870 Plano Road
         Dallas, Texas                                                 75238
(Address of principal executive offices)                            (Zip Code)

       Registrant's telephone number, including area code: (972) 686-0369


                                       N/A
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         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01 Entry into a Material Definitive Agreement.

         On February 6, 2006, Cubic Energy, Inc. (the "Company") entered into a Credit Agreement with Petro Capital V, L.P. (the "Lender") pursuant to which the Lender advanced to the Company $5,500,000. The indebtedness bears interest at a rate of 12.5% per annum, matures on February 6, 2009 and is secured by substantially all of the assets of the Company. Approximately $1.8 million of the funded amount was used to retire the Company's previously outstanding senior debt. In connection with the funding under the Credit Agreement, the Company issued to the Lender and Petro Capital Securities, LLC, warrants, with five-year expirations, for the purchase of up to 1,833,334 and 250,000 shares, respectively, of Company common stock at an exercise price of $1.00 per share.

         Also on February 6, 2006, the Company entered into a Purchase Agreement with Tauren Exploration, Inc., an entity wholly owned by Calvin Wallen III, the Company's Chairman of the Board and Chief Executive Officer, with respect to the purchase by the Company of certain Cotton Valley leasehold interests (approximately 11,000 gross acres; 5,000 net acres) held by Tauren. Pursuant to the Purchase Agreement, the Company acquired from Tauren a 35% working interest in approximately 2,400 acres and a 49% working interest in approximately 8,500 acres located in DeSoto and Caddo Parishes, Louisiana, along with an associated Area of Mutual Interest ("AMI") and the right to acquire at "cost" (as defined in the Purchase Agreement) a seventy percent (70%) working interest in all additional mineral leases obtained by Tauren in the AMI, in exchange for (a) $3,500,000 in cash, (b) 2,500,000 unregistered shares of Company common stock,
(c) a short-term promissory note in the amount of $1,300,000, which note is convertible into Company common stock at a conversion price of $0.80/share, and
(d) a drilling credit of $2,100,000. The Company also received an exclusive 60-day option to purchase a working interest in an additional 2,160 net acres in the aforementioned leasehold for the consideration described in the Purchase Agreement. The cash portion of the purchase price was funded with amounts advanced under the Credit Agreement.

         The consideration described above was determined based upon negotiations between Tauren and a Special Committee of the Company's directors, excluding Mr. Wallen. The Special Committee obtained an opinion from its independent financial advisor with respect to the fairness, from a financial point of view, to the public stockholders of the Company, of such transactions.

         The shares and warrants were issued by the Company in reliance upon an exemption from registration set forth in Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving a public offering.

         On February 7, 2006, the Company issued a press release announcing the foregoing transactions. A copy of the press release is attached as Exhibit 99.1 to this report.

Item 2.01   Completion of Acquisition or Disposition of Assets.

         Information contained in Item 1.01 of this Form 8-K is hereby incorporated by reference.

Item 3.02   Unregistered Sales of Equity Securities.

         Information contained in Item 1.01 of this Form 8-K is hereby incorporated by reference.

Item 9.01   Financial Statements and Exhibits.

(c)      Exhibits.

         10.1 Credit Agreement, dated February 6, 2006, by and among Cubic Energy, Inc. and Petro Capital V, L.P.

         10.2 Promissory Note, dated as of February 6, 2006, by Cubic Energy, Inc., payable to Petro Capital V, L.P. in the maximum principal amount of $7,000,000

         10.3 Common Stock Purchase Warrant, dated February 6, 2006, issued to Petro Capital Securities, LLC

         10.4 Common Stock Purchase Warrant, dated February 6, 2006, issued to Petro Capital V, L.P.

         10.5 Registration Rights Agreement, dated as of February 6, 2006, by and between Cubic Energy, Inc., Petro Capital V, L.P. and Petro Capital Securities, LLC

         10.6 Purchase Agreement, dated as of February 6, 2006, by and among Cubic Energy, Inc., Calvin Wallen III and Tauren Exploration, Inc.

         10.7 Promissory Note, dated as of February 6, 2006, by Cubic Energy, Inc., payable to Tauren Exploration, Inc. in the principal amount of $1,300,000

         99.1     Press Release, dated February 7, 2006

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Date:  February 8, 2006                      CUBIC ENERGY, INC.

                                                   By: /s/Jon S. Ross
                                                      --------------------------
                                                      Jon Stuart Ross, Secretary